Exhibit 99.02

Earnings Release Script

November 1, 2004

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley from GoRemote Internet Communications.  This afternoon we will discuss financial results for the third quarter of 2004.  Playback of this call will be available at 1-800-839-4018, through November 5, 2004. This conference call is being webcast live today and is available on the Investor Relations page of the GoRemote Internet Communications website.  It will be available for replay through November 30, 2004.  Also, on the call for GoRemote are Tom Thimot, our President and CEO, Dan Fairfax, our Senior Vice President & Chief Financial Officer, and John Grosshans, our new Senior Vice President of Worldwide Sales.

This call will include “forward-looking” statements, including projections about our business, that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Tom.

Tom:

Thanks John.

During our second quarter call in August we emphasized the commitment of the Board and management team to return the company to sustained profitability and increased revenue momentum.

We acted 10 days later by communicating our plan to return GoRemote to profitability – a plan that included immediately cutting costs to a level more in line with the company’s current revenue base and building top line revenue momentum.

On the cost cutting side we eliminated over $10 million of annual operating expenses by removing overlapping expenses that remained following the merger of GRIC and Axcelerant and increasing the scope of our development and operations capabilities in Bangalore, India.   These cuts were performed early enough in the third quarter to allow their impact to be substantially absorbed during the quarter.   In addition to reducing personnel and operating expenses, we ensured that following the restructuring the valuation of the assets on our balance sheet was fairly stated.  This resulted in our writing down a significant portion of the goodwill created from our acquisition of Axcelerant and writing off an investment previously made by the company that we have determined has diminished value.   Following these actions, we are now able to focus on the current market opportunities that we believe present the best prospects for delivering sustainable revenue growth, without the distractions created by an unstable operating expense structure.

We believe that GoRemote is the only company in the market today that delivers an integrated, business-grade solution for providing secure remote access to corporate networks for all remote workers, whether they work on the road, at home or from a remote branch office and whether they access their corporate network through a Wi-Fi, GPRS or broadband connection.  As all access methods become commoditized and price sensitive over time, it is incumbent on GoRemote to provide a business solution that delivers value well beyond access aggregation.

GoRemote’s secure remote access solution provides compelling and unique value to large enterprises via a client that is intuitive, a back office network management capability that facilitates regulatory and cost compliance monitoring and our “total secure protection” service that helps ward off network threats.  We believe that a corporate enterprise will pay a premium above the cost of pure access if the connection is part of a managed secure solution that delivers value as an integrated solution.   We may have anticipated this trend early and as a result, our solution already comes with the functionality to automatically sniff for all Wi-Fi sources and today permits GPRS integration on cell phones.  It is with a sense of urgency that we are almost doubling the size and scope of our investment in value-added solution components needed by our target enterprise market.  By investing principally in our cost-effective Bangalore development and operations center, which has been operating for over three years, we do not expect to increase our overall operating expense in the near term.

GoRemote has a solid, value-added, secure, remote access solution that clearly addresses a need in the market and is currently being utilized by more than 280 enterprise customers and VARs, many of which are Fortune 1000 companies.

Gartner and other industry analysts have validated that the market for secure remote access is large and growing.  To ensure that we can continue to capture a significant portion of this market and achieve sustainable profitability that is driven by top line growth, GoRemote has added three proven go to market leaders to an already impressive management team.  To assist us in identification of the right value added solutions to be built in Bangalore and creation of sufficient demand for these solutions in our target markets are the two principal reasons I recruited Steve d’Alencon to join the team as Vice President Product Management and Marketing.  During my tenure as an Oracle Sales VP, I worked closely with Steve and gained an appreciation for his intellect and work ethic while he was a Product Management and Marketing VP.  Steve was integrally involved in developing GoRemote’s go to market strategy as a consultant since the week following my arrival and joined our senior staff last week as a full time employee and Vice President.

While at Netegrity, one of my first significant Sales hires was Lynn Crofton, who I appointed to direct Sales in the Western US.   She impressed me with her ability to hire and lead a team of C-level sales hunters that were responsible for closing some of Netegrity’s largest transactions at companies like American Express and Visa.  Soon after I started at GoRemote, Lynn contacted me and asked if she could join my new team.  I am pleased to announce that Lynn started today and is assuming responsibility for leading our new business sales in North America.

Finally, and most significantly, John Grosshans took over responsibility for Worldwide Sales today.  John has an impressive resume that is highlighted separately in a press release, but two of his experiences are particularly impressive.  First, John rose rapidly in a company with one of the most demanding process focused sales cultures in high technology… Parametric Technologies Corporation.

PTC is a company that dominated a fast growing space throughout the 90’s by combining tenacious direct sales with a savvy channel strategy.  In six years John rose from first line sales management to VP of North American Sales due to consistently exceeding his revenue targets.  Subsequently, he took over as VP of Worldwide Sales and Services at Access360, putting them on a growth ramp that IBM rewarded with a post- bubble acquisition at seven times revenue.

Introduce John:

Thank you and good afternoon.  My name is John Grosshans and I am excited to join GoRemote as Senior Vice President of Worldwide Sales. I would like to introduce myself this afternoon by taking you briefly through my background, why I joined GoRemote, and by describing, at a very high level, my role and plans for GoRemote.

I have had three major themes in my background:  First, enterprise software solutions and network security; second, a strong focus on sales, business development and marketing; and, lastly, a core belief in building companies around a growth culture.

In my career to date, I have accumulated 17 years of enterprise software, hardware, services and networking experience in general management, sales, marketing, business development, and professional services. I have managed, restructured and built organizations at nearly every stage of development and growth.

Most recently, prior to joining GoRemote and while an entrepreneur in residence at Shelter Capital Partners, I was the interim President and CEO of Aiirmesh Communications, a wireless Internet service provider that focused on metro scale broadband service delivery leveraging Wi-Fi.

Previously, I was Vice President, Worldwide Sales and Services for Access360, an enterprise network security software and services company, and led all market development, sales, and partner initiatives. I built out the worldwide sales and professional services organization, and established field operations in thirteen offices in seven countries. Access360 was acquired by IBM in a transaction very favorable to Access360’s shareholders.

Prior to joining Access360, I was Executive Vice President, Worldwide Sales and Marketing, for Vuent — an enterprise collaborative commerce software and services company — and led all worldwide sales, business development, and marketing. I participated in driving the transformation of the company from a consumer streaming media technology play to an enterprise supply chain solution. Vuent was acquired by Oracle.

Previous to joining Vuent, I was Vice President, Sales both domestically and internationally with PTC (PMTC on the Nasdaq), an enterprise product lifecycle management software and services company. During my tenure at PTC, the company grew from $80M in annual revenue to over $1 billion in revenue.  PTC is well known for its sales process focus and effectiveness.

Prior to PTC, I held various sales and sales management positions with Eastman Kodak.

As Senior Vice President, Worldwide  Sales I am now responsible for leading the company’s growth through market development and expansion, strong customer focus, as well as channel and partnership development. My organization will be clearly focused on delivering profitable growth, by targeting both current and new enterprise customer opportunities. With our new sales engagement model we will drive growth through our direct sales teams as well as through our channel partners. Both paths to market will be coordinated to optimize the cost of sales, and to leverage the strengths of GoRemote and its partners.  Leveraging multiple sales channels to market is a comfortable strategy for me as I have seen great success in the past in all of my prior experiences.

We plan to emphasize the key value propositions-of increasing workforce productivity, boosting policy based security and by easing regulatory compliance.

There are a number of reasons why I joined the highly capable GoRemote organization. First, they are well positioned in the mobile workforce market — a market that industry analysts expect will continue to be characterized by significant growth. Next, from a solutions perspective, GoRemote has the most comprehensive virtual remote connectivity, and they have put together an integrated best-in-breed security solution including centralized policy based control, VPN support, intrusion detection, and firewalls. The operational adjustments that have been made, combined with others that are in process, I believe are on the mark as GoRemote strives to return to profitable growth.

Finally, the organization from top to bottom is world class, and I look forward to being a part of this great team.

Thank you for your time, and I look forward to great success with GoRemote.

Back to you Tom.

Thanks, John.  Steve, Lynn and John are the final members of a management team that I now view as complete.  I am confident that they will help GoRemote capitalize on its market potential and build a sustainable revenue growth model that, combined with our recent operating expense realignment, will position us well to achieve our goal of returning to profitability during 2005.

Central to our ability to drive this revenue growth is the strategy I have laid out that balances a focused direct sales model with a carrier friendly channel sales model whereby we allow a service provider to “white label” our value added solution for their enterprise customers who need more than mere access.  This “powered by GoRemote” solution allows them to prioritize traffic over their network and enables voice carriers to create a path to capture secure data access revenue.  This is particularly meaningful to the mobile wireless providers who wish to establish “brand stickiness” on the desktop and take advantage of other access methods (Wi-Fi, Dial Roaming, Hotel Ethernet and Broadband), and then seamlessly combine these with emerging GPRS and EVDO options as these solutions gain mainstream viability.  GoRemote’s core business model is based on the value added solution, NOT the access itself.   Whether for mobile providers like CSL/Telstra, traditional telecommunications providers like MCI or other secure managed service providers like Fiberlink, GoRemote provides a compelling solution to make their service offering more valuable to enterprise customers.

While a strong carrier friendly channel strategy is a significant differentiator, we also have a strong message that can be sold directly to a CFO, CIO or CISO.  One example is the story recounted October 15 in CIO Magazine where Penske was quoted citing their recent success with GoRemote.  Penske succeeded in replacing 800 of their frame-relay connections with our managed broadband solution, upping bandwidth, while reducing costs by 70 percent paying for the project in less than four months.   This is a message that, when positioned and sold through a disciplined sales process at the right level, can create new customer revenue streams.   I am confident that Steve, Lynn and John will leverage this exceptional value proposition.

To summarize, we enter a new fiscal year with a renewed focus.  All senior staff positions have been brought on board and the team is unified around a common goal of returning GoRemote to profitability in the first half of 2005 by returning to top line growth.  I look forward to working with all of you and publicly communicating our status on the next call, following the completion of our first fiscal quarter.

Now I’d like to turn the call over to Dan Fairfax, who will take you through the financial results for the recently completed quarter.

Dan Fairfax

Thank you Tom.

GOOD AFTERNOON – Thank you for joining us today.  At this time I will take you through several key points of the operating statement.

Revenue:

In the third quarter our revenues were essentially flat compared to the second quarter, reflecting the negative effects of a continued decline in the volume of dial-up usage originating with our legacy ISP and Telco customers as well as the dislocations that accompany a significant organizational realignment.  However, I am pleased to report that these negative impacts were largely offset by the growth of our enterprise and VAR revenues to $6.6 million—this represented a 7 percent increase over the second quarter. Our third quarter 2004 worldwide revenue was $12.4 million, representing a 16 percent increase over the same quarter last year.   In the third quarter of 2004, revenue from our enterprise customers –those sold to both directly as well as through our VAR channel partners — —accounted for approximately 53% of total revenue.  For the same period, the percentage of our revenues that are recurring either as a result of monthly subscriptions or minimum customer commitments accounted for 40% of worldwide revenue.

We clearly are seeing the benefits of the decision to shift our focus towards acquiring enterprise customers.   Since beginning this focal shift in the first half of 2003 we have acquired more than 280 enterprise customers and VARs.  And as Tom just discussed, we remain fully committed to delivering high value managed remote access and security solutions to the enterprise market, and transitioning from being a leading service provider to a leading solutions provider.

Gross Margins

Overall gross margin was 53 percent in the third quarter of 2004, compared with 60 percent in the second quarter.  While historically gross margins have been higher, you should note that the Q3 2004 cost of revenues of $5.9 million included a $449,000 non-cash write-off of prepaid minutes for dial network access that the Company no longer plans to utilize and an $89,000 accrual for sales tax obligations that the Company has determined it may not be able to recover from its customers.

Operating Expenses:

Total operating expenses were $40.1 million for the third quarter, which included an estimated $27.9 million non-cash charge for impairment of goodwill and other intangibles acquired in connection with the acquisition of Axcelerant in December of 2003 and a $2.4 million restructure-related charge for employee severance, ceased use of facilities and termination of lease commitments resulting from the realignment in the third quarter of our operational expense structure and the initiation of a new go-to-market strategy.  This was the first significant rationalization of the Company’s operating expenses since its acquisition of Axcelerant.  The realignment eliminated duplicate resources and overlapping efforts that remained following the acquisition.  Operating expenses in the second quarter of 2004 were $11.3 million and $6.4 million in Q3 of 2003.   It is important to note that the third quarter of 2003 closed prior to our acquisition of Axcelerant, thus it did not reflect any expenses from the operations GoRemote acquired from its purchase of Axcelerant.  Therefore in addition to the charges for the impairment of goodwill and other intangibles and the restructuring charge, the increase in our operating expenses over the same period one year ago was related to the additional headcount GoRemote gained from the acquisition of Axcelerant, increased investments required to sell to and service enterprise customers and the cost of new marketing programs – especially following the change of our corporate name in May 2004.  We believe that a key contributor to our success in winning enterprise customers has been our broader service offerings following our acquisition of Axcelerant and the investment in sales and marketing during the past several quarters.

Also significant to note is that G&A spending of $1.7 million for the quarter included $285,000 related to the company’s Sarbanes-Oxley compliance initiatives.

In addition, our third quarter operating expenses included $472,000 of amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

Net Income

The net loss in the third quarter of 2004 was  $33.6 million or $0.82 per share.  Our increased loss was due to the net effect of the modestly lower revenues attributable to our ISP and Telco customer base and the increased expenses I noted earlier, the most significant expenses being the impairment charge for goodwill and other intangibles, the write-off of the prepaid minutes of dial access, the restructuring charge for the streamlining of operations and the costs incurred to prepare the Company to meet the requirements of section 404 of the Sarbanes-Oxley Act.

Turning to the Balance Sheet:

Let me highlight the reasons we believe GoRemote has a solid balance sheet.

• Cash and short-term investments were $18.5 million at the end of the third quarter —and despite a restructuring expense of $2.4 million in the quarter reflects a decrease in cash of just $2.5 million from the $21.0 million at the end of the previous quarter.

• Our accounts receivable remained low with DSO’s at 52 days in the third quarter, compared to 50 days in the second quarter.

• It is important to note that in Q3 of 2004 the Company deferred approximately $817,000 of broadband service installation revenues that will be amortized over 24 months.

•Our capital expenditures for the second quarter were approximately $130,000, which principally reflected Information Technology investments to supplement and sustain our current operations.

• Finally, we continue to have no debt on the balance sheet.

Last month we announced that effective October 10th GoRemote had engaged BDO Seidman, LLP, a leading national professional services firm, as the company’s principal accountant.   Their excellent reputation as a leading national firm providing audit and audit-related services to hundreds of public companies and their experience in dealing with the complexities of today’s accounting environment will serve as a strong foundation for our future relationship.

In conjunction with the appointment of BDO Seidman we also announced that the Company would change its fiscal year end to October 31, effective with the fiscal year beginning November 1, 2004.

We expect to realize several distinct advantages from changing our fiscal year end.  First, we believe we are better aligning our fiscal year with the business cycle that has emerged following the acquisition of Axcelerant.  Second, by adopting a non-traditional fiscal cycle, we expect to get a greater share of attention and resources from corporate purchasing departments and minimize end-of-quarter discounting pressures.   And third, by moving the Company’s annual financial statement audit into a non-peak period, we expect to utilize our internal and independent auditor resources more effectively, which should improve our ability to obtain and schedule external audit and audit-related support required to ensure ongoing compliance with regulatory requirements.

Last quarter we did not provide forward-looking guidance. As indicated in our earnings release, we will not be providing forward-looking guidance today either.    However, due to our transition to an October 31 fiscal year end, and recognizing that this period ended yesterday, we are sharing our preliminary outlook with respect to certain performance indicators for the month of October.

**The Company expects that its revenues were in the range of $4.0 to $4.2 million for the month of October 2004.

**The Company expects that its overall gross margins were in the range of 56 to 58 percent for the month of October 2004.

**The Company expects that its operating expense levels (Network & Operations, R&D and SG&A) were in the range of $2.8 to $2.9 million for the month of October 2004.  These projected operating expenses include amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

Now I am going to turn the call over to Tom for some additional comments.

Tom

Thank you Dan.

In closing, I want to again reiterate my excitement at the challenge and opportunity ahead at GoRemote.  Together with the complete management team and the rest of the Board we are confident we can capitalize on the opportunity that lies before us.  Ninety days ago during my first day on the job I signed up to the challenge of creating real shareholder value at GoRemote.   Sustainable top line growth must now be added to a stable operating expense structure in order to return this company to profitability.  This is the next task at hand.

Thank you very much for joining us on today’s call.

Operator, at this time we would like to entertain questions.

Pause

At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GoRemote’s progress with you in the future.